                                                                    June 5, 1995


                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated as of June 5, 1995, by and between Moore-Handley, Inc., a Delaware corporation (the "Company"), and Emery H. White ("Executive").


                              W I T N E S S E T H:


         WHEREAS, the Company desires to secure the services of Executive and to enter into an agreement embodying the terms of such employment (the "Agreement"); and

         WHEREAS, Executive desires to accept such employment and enter into such Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

     1.  Employment.

         a. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company.

         b. Term of Employment. Subject to Paragraph 6(a), the Company shall employ Executive for the period commencing on June 15, 1995 (the "Commencement Date") and ending on December 31, 1995. Subject to Paragraph 6(a), on the last day of each calendar month during which this Agreement is in effect, the term of this Agreement shall automatically be extended without further action by the Company or the

Executive for one full calendar month beyond the date on which such Agreement would otherwise have expired (after taking into account all prior extensions under this Paragraph), provided that in no event shall the term of this Agreement be extended beyond the end of the month in which Executive reaches his 65th birthday. The period during which Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period".

     2.  Position and Duties.

         During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and shall have the duties, responsibilities and obligations customarily assigned to individuals serving in that position. Executive shall devote his full time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts, judgement, skill and energy to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company and its subsidiaries. Nothing contained herein shall preclude Executive from (i) serving on the board of directors of any business corporation with the consent of the Board of Directors of the Company (the "Board"), (ii) serving on the board of, or working for, any charitable or community organization or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not interfere with the performance of Executive's duties hereunder. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound.

     3.  Compensation.

         a. Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of $150,000 through December 31, 1995 and $180,000 thereafter. The annual base salary payable under this paragraph shall be reduced, however, to the extent Executive elects to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or any of its subsidiaries. The Board shall annually review Executive's base salary in light of the base salaries paid to other executive officers of the Company and the performance of Executive and the Company may, in its discretion, increase such base salary by an amount it determines to be appropriate. Any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive's annual base salary payable hereunder, as it may be increased from time to time and without reduction for any amounts deferred as described above, is referred to herein as "Base Salary". The Company shall pay Executive the portion of his Base Salary not deferred in equal monthly installments or in such other installments as the parties may agree.

         b. Incentive Compensation. Commencing in 1996, Executive shall be eligible to participate in the Company's existing and future annual and long term incentive compensation programs at a level to be determined by the Board. The Company may amend or terminate any such plan in its discretion.

     4. Stock Option Grants. As soon as practicable after the Commencement Date, the Company shall recommend to the Compensation Committee of the Board that, pursuant to the Company's 1991 Incentive Compensation Plan, Executive be awarded an option (the "Option") to purchase 100,000 shares of the Company's Common Stock at an exercise price per share equal to the fair market value of a share of such stock (determined in accordance with the terms of the Plan) on the date of grant and to the Board that the Board authorize and submit to the Company's stockholders for their approval not later than the next annual meeting thereof an increase in the number of shares authorized for issuance under the Plan to facilitate such award. The Option shall become exercisable in five equal annual installments commencing on the first anniversary of the date of grant, provided that in the event the Employment Period is terminated pursuant to Paragraph 6(a) by reason of a Termination Without Cause or a Termination for Good Reason, the Option shall become immediately exercisable in full for a period of 30 days following such termination, but shall expire to the extent not exercised by the end of such 30-day period.

     5.  Benefits, Perquisites and Expenses.

         a. Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof. The Company may amend or terminate any such plan in its discretion.

         b. Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.

         c. Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

     6.  Termination of Employment.

         a. Early Termination of the Employment Period. Notwithstanding Paragraph 1(b), the Employment Period shall end upon the earliest to occur of
(i) a termination of Executive's employment on account of Executive's death,
(ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) a Termination Without Cause, (v) a Termination for Good Reason or (iv) a termination of Executive's employment by Executive other than a Termination for Good Reason.

         b. Benefits Payable Upon Termination. Following the end of the Employment Period pursuant to Paragraph 6(a), Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation determined to be payable in accordance with the following table at the times established pursuant to Paragraph 6(c):

                                  Earned    Vested     Accrued   Severance
                                  Salary   Benefits     Bonus     Benefit
                                  ------   --------    -------   ---------
Termination due                                                     Not
  to death                        Payable   Payable    Payable    Payable

Termination due                                                     Not
  to Disability                   Payable   Payable    Payable    Payable

Termination for                                          Not        Not
  Cause                           Payable   Payable    Payable    Payable

Termination
  Without Cause                   Payable   Payable    Payable    Payable

Termination for
  Good Reason                     Payable   Payable    Payable    Payable

Termination by
  Executive other
  than for Good                                          Not        Not
  Reason                          Payable   Payable    Payable    Payable

         c. Timing of Payments. Earned Salary and Accrued Bonus shall be paid in a single lump sum as soon as practicable, but in no event more than 30 days, following the end of the Employment Period. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued except as otherwise expressly modified by this Agreement. Severance Benefits shall be paid on a monthly basis during the period commencing on the date of Executive's termination of employment and ending on the last day of the calendar month which is coincident with or immediately following the date which is twelve months after such termination, each such payment to be made on the last day of each month ending during such period, except that such payments shall cease if (x) Executive obtains other employment which reduces Executive's Severance Benefit to zero; or (y) Executive breaches any of the provisions of Paragraph 7.

         d. Definitions. For purposes of Paragraphs 6 and 7, capitalized terms have the following meanings:

         "Accrued Bonus" means a pro-rated amount equal to the product of (i) the incentive compensation Executive would have been entitled to receive under Paragraph 3(b) for the calendar year in which his employment terminates pursuant to Paragraph 6(a) had he remained employed for the entire year, multiplied by (ii) a fraction, the numerator of which is equal to the number of days in the calendar year of Executive's termination of employment which have elapsed as of the date of such termination and the denominator of which is 365.

         "Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends (other than Base Salary deferred pursuant to Executive's election, as provided in Paragraph 3(a) or (b) hereof).

         "Severance Benefit" means an amount equal to one-twelfth of the greater of (x) the annual Base Salary payable to Executive immediately prior to the end of the Employment Period and (y) the annual Base Salary payable to Executive commencing January 1, 1996; provided, however, that the first Severance Benefit payment made pursuant to Paragraph 6(c) hereof shall be reduced by the amount of any Earned Salary payable, and Base Salary earned but deferred, for the month of Executive's termination of employment and the last such Severance Benefit shall be a pro-rated amount equal to the product of (i) the Severance Benefit amount multiplied by (ii) a fraction, the numerator of which is equal to the number of days in the calendar month which includes the last day of the Employment Period (determined without regard to the early termination provisions of Paragraph 6(a)) which have elapsed as of such last day and the denominator of which is 31; and, provided further, that if Executive obtains other employment (including self-employment) during any portion of the period during which Executive is entitled to receive Severance Benefits hereunder Executive shall immediately notify the Company in writing of such employment and the terms thereof and (regardless of whether or when such notice is given) the amount payable as a Severance Benefit shall be reduced, on a dollar for dollar basis, but not below zero, by any salary or other fixed or guaranteed compensation payable to Executive in connection with such employment (whether payable currently or deferred). In the event that any fixed or guaranteed amount is payable other than in periodic installments payable at least monthly, such amount shall be converted into a monthly installment by dividing such amount by the number of months of service required to be performed by Executive to receive such compensation or, if no service is required, the number of remaining months with respect to which Executive is entitled to receive Severance Benefits. Notwithstanding the foregoing, the Severance Benefit shall be zero for all periods (or portion thereof) prior to October 15, 1995.

         "Termination due to Disability" means a termination of Executive's employment by the Company because Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) at least four consecutive months or (ii) more than six months in any twelve month period. Any question as to the existence, extent or potentiality of Executive's disability upon which Execu-tive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

         "Termination for Cause" means a termination of Executive's employment by the Company due to (i) Executive's conviction of or the entering by Executive of a plea of nolo contendere with respect to, a felony, (ii) Executive's gross negligence, dishonesty, willful malfeasance or gross misconduct in connection with his employment hereunder, or (iii) a substantial and continual refusal by Executive in breach of this Agreement to perform the duties, responsibilities or obligations assigned to Executive pursuant to the terms hereof.

         "Termination Without Cause" means any termination of Executive's employment by the Company other than (i) a Termination due to Disability or
(ii) a Termination for Cause.

         "Termination for Good Reason" means a termination of Executive's employment by Executive within 90 days following (i) a reduction in Executive's annual Base Salary or incentive compensation opportunity (other than a reduction which is proportionate to the reductions applicable to other senior executives pursuant to a cost-saving plan that includes substantially all senior executives), (ii) a material reduction in Executive's positions, duties and responsibilities from those described in Section 2 hereof or (iii) a material breach of this Agreement by the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason
(i) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason or (ii) unless Executive shall have delivered a written notice to the Board within 30 days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

         "Vested Benefits" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency.

         e. Full Discharge of Company Obligations. The amounts payable to Executive pursuant to this Paragraph 6 following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its subsidiaries.

    7.   Noncompetition and Confidentiality.

         a. Noncompetition. During the Employment Period and during the applicable period specified below (the "Restriction Period") following any termination of Executive's employment, Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in which the Company then operates in any business which is in competition with the business of the Company, which is the wholesale distribution of hardware and home center products and services. The Restriction Period shall be 18 months, except that it shall be six months in the case of any association with a national cooperative, such as True-Value, Ace, Service-Star or HSI.

         b. Confidentiality. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose or use (except in connection with the provision of services to the Company hereunder) any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board of Directors and management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Executive's breach of this Section 7(b)).

         c. Company Property. Promptly following Executive's termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive's possession or under his control.

         d. Non-Solicitation of Employees. During the Employment Period and the Restriction Period, Executive shall not directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least 6 months.

         e. Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Paragraph 7. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Paragraph 8, Executive represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him.

    8.   Miscellaneous.

         a. Survival. Paragraphs 6 (relating to early termination), 7 (relating to noncompetition, nonsolicitation and confidentiality) and 8(relating to miscellaneous matters, insofar as applicable to paragraphs 6 and 7) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period or an early termination pursuant to Paragraph 6 hereof.

         b. Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company's stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which Executive performs a majority of his services. This Agreement shall also enure to the benefit of Executive's heirs, executors, administrators and legal representatives.

         c. Assignment. Except as provided under Paragraph 8(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

         d. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

         e. Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraph 7(a), (b) or (c) is not enforceable in accordance with its terms, Executive and the Company agree that such Paragraph shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

         f. Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

         g. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

         If to the Company:

              Moore-Handley, Inc.
              745 Fifth Avenue
              Suite 1803
              New York, New York 10151
              Attention:  William Riley


         If to Executive:

              Emery H. White
              Moore-Handley, Inc.
              P.O. Box 2607
              Birmingham, Alabama 35202

              or if by hand or courier

              Moore-Handley, Inc.
              Highway 31 South
              Pelham, Alabama 35124

         h. Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

         i. Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

         j. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         k. Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.

         l. Governing Law. This Agreement shall be governed by the laws of the State of Alabama, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

                                           MOORE-HANDLEY, INC.
WITNESS:

/s/ Sandy D'Andrea                         By: /s/ William Riley
- -------------------                            -------------------------
                                                   William Riley,
                                                   Chairman of the Board



WITNESS:

/s/ Steven T. Waldschmidt                      /s/ Emery H. White
- -------------------------                  -----------------------------
Steven T. Waldschmidt                              Emery H. White